ATTORNEY-CLIENT RETAINER AGREEMENT

May 8, 2005

This document (“Agreement”) is the written fee contract that California requires lawyers to have with their clients. We, Jeffrey M. Howard and Edward C. Fisch (“Attorneys”), will provide legal services to eRSXYS (“Client”) on the terms set forth below.

                1. CONDITIONS. This Agreement will not take effect, and we will have no obligation to provide legal services, until you return a signed copy of this Agreement.

2. SCOPE OF DUTIES. You are hiring us as your attorneys, to represent you in connection with a dispute against Adam C. King, Orange County Superior Case No. 04CC04891. We will provide those legal services reasonably required to represent you. We will take reasonable steps to keep you informed of our progress and to respond to your inquiries. If a court action is filed, we will represent you through trial and post trial motions. We will not represent you on appeal unless a new agreement is made concerning the appeal. Unless you and we make a different agreement in writing, this Agreement will govern all future services we may perform for you.

3.  CLIENT'S DUTIES. You agree to be truthful with us, to cooperate, to keep us informed of developments, to abide by this Agreement, to pay our bills on time and to keep us advised of your address, telephone number and whereabouts.

4.  MINIMUM FEE/DEPOSIT. You will agree to pay us a retainer fee in the amount of $10,000 which will be paid as follows: (a) $3,000 cash, the receipt of which is hereby acknowledged and $7,000 in the form of shares of eRSXYS S-8 common stock with a market value of $7,000. The retainer fee will constitute our minimum fee and those shares, together with addition S-8 shares valued at $30,000, (for a total of $37,000 plus $3,000 cash) will be retained in by Edward Fisch in trust and applied against our fees if you fail to timely pay them in good funds pursuant to paragraph 7, below. It is agreed that no portion of the stock will be sold until the earlier of 30 days or 3 days prior to our first court appearance.

5.  LEGAL FEES AND BILLING PRACTICES. You agree to pay us and we will bill you at the rate of $325 per hour. We will charge you for the time we spend on your matter, including telephone calls relating to your matter. The legal personnel assigned to your matter will confer among themselves about the matter, as required. When they do confer, each person will charge for the time expended. Likewise, if more than one of our legal personnel attends a meeting, court hearing or other proceeding, each will charge for the time spent. We will charge for waiting time in court and elsewhere and for travel time, both local and out of town.

6.	COSTS AND OTHER CHARGES.
(a) In General. Client will pay all “costs” in connection with Attorney’s representation of Client under this Agreement. Costs may be advanced by Attorney and then billed to Client unless the costs can be met out of Client deposits that are applicable toward costs. Costs include, but are not limited to, court filing fees, deposition costs, expert fees and expenses, investigation costs, long-distance telephone charges, postage, messenger service fees, photocopying expenses at 10 cents per page, facsimile charges at 25 cents per page, word processing at $35 per hour, travel expenses, parking, car mileage, postage, computerized legal research, process server fees and any other expense incurred by Attorney for and on behalf of Client and Client’s cause.

(b) Experts, Consultants and Investigators. To aid in the preparation or presentation of your case, it may become necessary to hire expert witnesses, consultants or investigators. We will not hire such persons at an expense to you in excess of $500.00 unless you agree, in advance, to pay their fees and charges. We will select any expert witnesses, consultants or investigators to be hired.

7.  BILLING STATEMENTS. We will send you monthly statements for fees and costs incurred. Each statement will be due within thirty (30) days of its due date. Any statement not paid in a timely fashion will bear interest at an annual rate of ten percent (10%). Notwithstanding the foregoing, you acknowledge and agree that the retainer amount is due on the signing of this Agreement.

8.  LIEN. You hereby grant us a lien on any and all claims or causes of action that are the subject of our representation under this Agreement. Our lien will pay for any sums owing to us at the conclusion of our services. The lien will attach to any recovery you may obtain, whether by arbitration award, judgment, settlement or otherwise.

9.  DISCHARGE AND WITHDRAWAL. You may discharge us at any time. We may withdraw with your consent or for good cause. Good cause includes your breach of this Agreement, your refusal to cooperate with us or to follow our advice on a material matter or any fact or circumstance that would render our continuing representation unlawful or unethical.
When our services conclude, all unpaid charges will immediately become due and payable. After our services conclude, we will, upon your request, deliver your file to you, along with any funds or property of yours in our possession.

10.  DISCLAIMER OF GUARANTEE. Nothing in this Agreement and nothing in our statements to you should be construed as a promise or guarantee about the outcome of your matter. We make no such promises or guarantees. Our comments about the outcome of your matter are expressions of opinion only.

11.  ARBITRATION. In the event that you have any claim against us relating to any alleged error or omission in connection with our representation of you, including claims for legal malpractice, or arising out of fees or charges incurred under this Agreement you agree to submit that claim to arbitration before a retired Orange County judge under the rules established in the California Code of Civil Procedure (CCP §1280 et. seq.). You agree that the results of that arbitration shall be binding upon you and us. You further agree and acknowledge that, by agreeing to have our disputes resolved by arbitration you are waiving your constitutional right to a trial by a jury of your peers.

The arbitrator shall, in the Award, allocate all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party, against the party who did not prevail. Judgment on the Award may be entered in any court having jurisdiction.

This agreement to arbitrate is not intended to abrogate your right to require a non-binding fee arbitration pursuant to California Business & Professions Code, Sections 6200-06. If you demand the arbitration of a fee dispute pursuant to these provisions, either party may seek to consolidate that arbitration with any other arbitration pending between the parties.

12.  MEDIATION. Upon the request of any party, a mediation shall be conducted prior to the arbitration pursuant to the Mediation Rules of JAMS.

13.  EFFECTIVE DATE. This Agreement will take effect when you have signed this Agreement and delivered to Edward Fisch the shares of stock described in paragraph 4, but its effective date will be retroactive to the date we first perform services for you. The date at the beginning of this Agreement is for reference only. Even if this Agreement does not take effect, you will be obligated to pay us the reasonable value of any services we have performed for you.

14.  FACSIMILE. A facsimile signed copy will have the same force and effect as originals.

                                                                                                        /s/ Jeffrey M. Howard
Jeffrey M. Howard

                                                                                                                        /s/ Edward C Fisch
Edward C. Fisch

           I/wehave read and understood the foregoing terms and agree to them, as of the date that Jeffrey M. Howard and Edward C. Fisch first provided services. If more than one party signs below, we each agree to be liable, jointly and severally, for all obligations under this Agreement.

                                                                                                                        eRSXYS, Inc.

                                                                                                                        By:/s/ Robert DelVecchio
                                                                                                                              Robert DelVecchio, President